Exhibit 10.1

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of February, 2004 (the “Effective Date”) by and between TRIVEST RESIDENTIAL LLC (“Purchaser”), and SM REAL ESTATE FUND VII, LTD. (“Seller”).

1.

SALE OF PROPERTY

     1.1.     Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser and Purchaser shall purchase from Seller that certain apartment complex located in San Antonio, Texas, and containing, in the aggregate, 198 units and related improvements, and commonly known as Fifth Avenue Apartments, including all of the following described property (collectively, the “Property”):

          (a)     The real property located in Bexar County, Texas, and being more particularly described on EXHIBIT A attached hereto and incorporated herein by this reference, together with all rights and appurtenances pertaining to such real estate, including, without limitation, any and all rights of Seller, if any, in and to adjacent roads, alleys, easements, streets and ways (collectively, the “Land”);

          (b)     All improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the “Improvements”);

          (c)     All (i) mechanical systems and the fixtures and equipment related thereto comprising part of or attached to or located upon the Improvements, including, but not limited to, electrical systems, plumbing systems, heating systems, air conditioning systems, (ii) carpets, drapes, blinds and other furnishings owned by Seller and comprising a part of or attached to or located upon the Improvements, (iii) appliances owned by Seller; (iv) maintenance equipment, supplies and tools owned by Seller and used in connection with the Improvements; and (v) other machinery, equipment, fixtures, supplies (including marketing supplies) and personal property of every kind and character owned by Seller and located in or on or used in connection with the Land or the Improvements or the operations thereon (collectively, the “Personal Property”);

          (d)     Landlord’s interest in all leases, lease commitments and all other rental agreements (collectively, the “Leases”) with tenants occupying space situated in the Improvements or otherwise having rights with regard to use of the Land or the Improvements, and all security deposits or like payments, if any, paid by tenants in connection with such Leases;

          (e)     Seller’s interest in all (i) brokerage or tenant locator contracts, (ii) cable or subscription television agreements, (iii) maintenance, repair, service and pest control contracts (including but not limited to janitorial, landscaping and laundry agreements), and (iv) all other contracts pursuant to which services (other than property management services) or goods are provided to the Property, to the extent the same are assignable by Seller and are assumed by Purchaser as contemplated by Section 3.4 hereof (collectively, the “Service Contracts”);

          (f)     Seller’s interest in all furniture, fixture and equipment leases, to the extent the same are assignable by Seller and are assumed by Purchaser as contemplated by Section 3.4 hereof (the “Personalty Leases”);

          (g)     All intangible property owned by Seller or in which Seller has an interest, if any, in connection with any of the Land or Improvements or the operations thereon including, without limitation, Seller’s interest in all warranties and guaranties relating to the Land, the Improvements or the Personal Property, to the extent same are assignable, and all site plans, surveys, plans and specifications and floor plans (to the extent Seller owns and has rights to transfer such property) in Seller’s possession or in the possession of Seller’s leasing and management agents, of the Property and which relate to the Land, the Improvements or the Personal Property, and the right to the use thereof, including but not limited to Seller’s rights, if any, under transferable business licenses, governmental permits or approvals, and the right to the use of (without warranty as to exclusivity or otherwise) any telephone numbers, listings, promotional material, domain names, trade names (including the trade name “Fifth Avenue Apartments” (the “Trade Name”)), and other property employed in connection with the Land or the Improvements or the operations thereon (collectively, the “Intangible Property”).

2.

PURCHASE PRICE

     2.1.     The purchase price (the “Purchase Price”) for the Property shall be EIGHT MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($8,150,000.00), payable at Closing (as hereinafter defined) as follows:

          (a)     Purchaser shall assume the indebtedness outstanding under the Loan Documents on the Closing Date; and

          (b)     Purchaser shall pay the balance of the Purchase Price (i.e., the excess of the Purchase Price over the total indebtedness outstanding under the Loan Documents on the Closing Date) at Closing in certified funds or by wire transfer.

     2.2.     Upon the full execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver to the office of Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201-3012, Attn: Ted Darby (the “Escrow Agent” and “Title Company”), the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Deposit”). The Deposit shall be held by Escrow Agent in escrow in an interest-bearing, federally-insured deposit account. At Closing, the Deposit shall either be credited against the Purchase Price or returned by Escrow Agent to Purchaser (upon Purchaser’s payment to Seller of the full Purchase Price, less any prorations made pursuant to this Agreement). In either event, Purchaser shall be entitled to any interest earned on the Deposit, as long as Purchaser has not defaulted under this Agreement, in which case such interest shall be payable to Seller. In the event this Agreement is terminated in accordance with the express terms hereof, the Deposit and all other funds held by Escrow Agent shall be returned to the parties pursuant to the terms of this Agreement.

     2.3.     Purchaser and Seller acknowledge and agree that the obligation of Seller to sell the Property and the obligation of Purchaser to acquire the Property is contingent upon Seller’s assignment and Purchaser’s assumption of all of the rights and obligations of Seller under the Loan Documents (collectively, the “Loan Documents”), including all outstanding principal and all accrued interest thereon, which Loan Documents were executed in connection with a loan in the original principal amount of $6,400,000.00 made by General Electric Capital Corporation (“GECC”) to Seller, which loan is evidenced by a promissory note dated December 3, 1998 executed by Seller payable to the order of GECC, and which loan has been subsequently assigned by GECC to Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1999-CG1 (“Trustee”).

     2.4.     Within five (5) business days from the Effective Date, Purchaser shall make written application to GECC and/or Trustee, as applicable, for approval of Purchaser’s assumption of the Loan Documents, and shall provide a copy of such application to Seller. Purchaser shall use diligent and good faith efforts to obtain all consents and approvals from GECC and/or Trustee, which are necessary in order (i) for Seller to assign and Purchaser to assume all of the rights and obligations of Seller under the Loan Documents on the terms set forth below, and (ii) to release Seller from any liability under the Loan Documents (herein collectively called the “Approval”), all at Purchaser’s sole cost and expense. Seller shall cooperate in good faith, at no cost to Seller, with Purchaser’s efforts to obtain the Approval from GECC and/or Trustee. The Approval must allow Purchaser to assume all of Seller’s rights and obligations under the Loan Documents (i) on the same terms as are reflected in the Loan Documents (e.g., no increase in the interest rate and no additional costs other than those set forth below), except that the transfer restrictions contained therein must be modified to permit transfers of interests in the entities owning interests in the Purchaser in a manner similar to that approved by GECC on a previous $5,120,000.00 loan assumed by an affiliate of Purchaser, TriVest Bitters LP, and (ii) with no expense to Purchaser other than the payment of a loan assumption fee not to exceed one percent (1%) of the current principal balance of the Loan, a $5,000 loan application fee, fees for any third party reports, GECC’s attorney’s fees, and any other normal and customary fees payable in connection with a loan assumption transaction. In the event that Purchaser is unable to obtain the Approval from GECC and/or Trustee on or before 5:00 p.m. on the Closing Date, then either Seller or Purchaser may, in its sole discretion, terminate this Agreement by written notice to the other party and the Deposit shall be returned to the Purchaser.

3.

PROPERTY SURVEY, TITLE COMMITMENT AND INSPECTIONS

     3.1.     Within five (5) business days from the date of this Agreement, Seller shall deliver to Purchaser a current title commitment (the “Title Commitment”) showing the state of title to the Property. All exceptions appearing in the Title Commitment to which Purchaser does not object, or which are deemed waived and accepted by Purchaser shall be deemed included in the term “Permitted Exceptions”; provided, however, that as to those exceptions to which Purchaser does object, if Seller modifies any such exception to Purchaser’s satisfaction, then such exception, as so modified, shall be deemed included in the term “Permitted Exceptions.”

     3.2.     Seller shall also provide Purchaser within five (5) business days from the date of this Agreement with a boundary survey of the Property dated November 24, 1998 prepared and certified by a registered land surveyor (the “Property Survey”). Purchaser may cause an updated Property Survey to be prepared at Purchaser’s sole cost and expense. In the event (i) the Property Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment other than the standard printed exceptions set forth in the standard Texas form of Commitment for Title Insurance, that are unacceptable to Purchaser, Purchaser shall have until 5:00 p.m., Dallas, Texas time, on the tenth (10th) business day before the end of the Inspection Period to notify Seller in writing of such facts and the reasons therefor (“Purchaser’s Objections”). Upon the expiration of said ten (10) business day period, except for Purchaser’s Objections if same are timely raised, Purchaser shall be deemed to have accepted the form and substance of the Property Survey (as revised), all matters shown thereon, all exceptions to Title Commitment and other items shown thereon. Notwithstanding anything to the contrary contained herein, other than the last sentence of this section, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Purchaser’s Objections. In the event Seller is unable or unwilling to eliminate or modify all of Purchaser’s Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller on or before the expiration of the Inspection Period. Notwithstanding anything to the contrary contained herein, Seller shall cause to be released on or before Closing (i) all liens filed against the Property (other than liens evidenced by the Loan Documents securing obligations that Purchaser has expressly agreed to assume under the terms of this Agreement), (ii) all items Seller agrees to cure in any written response to Purchaser’s Objections, and (iii) any exceptions to title (excluding the Time Warner Contract, which Purchaser has knowledge) created by Seller and not reflected on a Title Commitment delivered to Purchaser prior to the expiration of the Inspection Period.

     3.3.     Within five (5) business days from the date of this Agreement, Seller shall, at Seller’s sole cost and expense, furnish Purchaser with or make available to Purchaser at the Property, the following, to the extent that the same are in the current possession of Seller or Seller’s leasing and management agent(s) (collectively, the “Due Diligence Documents”):

          (a)     A true, correct and complete list and copies of all Service Contracts, all documents pertaining to Personalty Leases and all warranties and guaranties relating to the Property, or any part thereof;

          (b)     A true, correct and complete tenant rent roll for the Improvements (the “Rent Roll”). Seller shall make available, for inspection by Purchaser during the Inspection Period, true, correct and complete copies of all existing tenant leases covering portions of the Property;

          (c)     Copy of the last environmental report prepared relating to the Property in Seller’s possession;

          (d)     Copies of all Loan Documents;

          (e)     Operating Statements (herein so called) for the Property for the last two (2) calendar years, together with year-to-date operating statements (if available) and management company budget for the current year;

          (f)     Copies of 2002 and 2003 tax bills;

          (g)     Copies of insurance certificates currently in effect for the Property;

          (h)     Copies of year-to-date inspection reports for 2004, if any;

          (i)     Inventory of Personal Property;

          (j)     Current list of personnel;

          (k)     Insurance loss history for the past five (5) years for both property and casualty losses and liability;

          (l)     Copies of all licenses and permits in effect to allow Seller to operate the Property;

          (m)     Copies of all utility bills for the past two years (house and vacancies);

          (n)     Summary of all capital improvements completed during the last two years, and any documentation and\or bids for any proposed capital improvements or replacements; and

          (o)     Copies of any documents relating to the Homeowners Association, if applicable.

     3.4.     If at any time prior to 5:00 p.m. Dallas, Texas time on March 22, 2004 (the “Inspection Period”), Purchaser is not satisfied with the Property for any reason, Purchaser may, in its sole discretion, terminate this Agreement by written notice to Seller and receive a refund of the Deposit. If Purchaser does not elect to terminate this Agreement during the Inspection Period, it shall be deemed to have waived its right to terminate this Agreement pursuant to this Section, and all contingencies to Closing shall be deemed approved and waived by Purchaser at the expiration of the Inspection Period, with the exception of Purchaser obtaining the Approval. If Purchaser notifies Seller in writing within the Inspection Period of Purchaser’s election to terminate any Service Contract or Personalty Lease, Seller will attempt after the end of the Inspection Period to terminate such Service Contract or Personalty Lease, as the case may be. However, if the terms of such Service Contract or Personalty Lease prohibit termination by the Closing Date or require a termination fee or premium, Purchaser will either agree in writing to assume such Service Contract or Personalty Lease, as the case may be, or pay any required termination fee or premium. If Purchaser terminates this Agreement pursuant to this provision or Section 3.2 or fails to purchase the Property due to a default by Purchaser hereunder, Purchaser shall return to Seller the Due Diligence Documents delivered to Purchaser under Section 3.3 above and destroy all copies made.

     3.5.     Purchaser may, from the date hereof until Closing, make such inspections, tests and investigations of the Property (including environmental tests) and such examinations of the books, records, leasing files, contracts, agreements and other instruments of Seller relating to the Property as Purchaser deems necessary or advisable and Seller shall give those persons inspecting the Property at Purchaser’s request reasonable access to the Property located thereon, which access shall not unreasonably interfere with tenants in possession. Prior to conducting any invasive testing or investigation, including, without limitation, borings and physical samplings, at the Property, Purchaser shall at least three (3) business days prior to the scheduled commencement thereof provide Seller with a written request to conduct such testing or investigation. Such request shall include a description of the scope of work required for such testing or investigation, how Purchaser shall conduct such testing or investigation and certificates of insurance for the persons or entities who shall be performing such testing or investigation. Seller shall not unreasonably withhold or delay its approval of such request. If Seller approves such request, all such testing or investigation shall be conducted in the presence of a representative of Seller if Seller chooses to have a representative present at the scheduled time. The cost of the inspections, tests, investigations and interviews undertaken by Purchaser shall be borne solely by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any and all loss, costs and expense, including reasonable attorneys’ fees, for the costs of such inspections, tests and investigations and for damage to persons or property caused by Purchaser’s inspection, testing and investigation of the Property. The indemnities contained in this Section 3.5 shall survive Closing or the earlier termination of this Agreement for a period of twelve (12) months. The right of access to the Property granted hereby shall in no way be construed as giving Purchaser possession of or any legal or equitable title to the Property prior to Closing.

     3.6.     Intentionally Omitted.

4.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1.     Seller represents and warrants to Purchaser as follows (which representations and warranties shall be true and correct as of the date hereof and as of the date of Closing):

          (a)     Seller owns title to the Land and Improvements in fee simple. At Closing, Seller will convey or cause to be conveyed to Purchaser good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

          (b)     Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to carry out all of its terms, none of which will result in any breach or constitute default under any agreement or other instrument, other than the Loan Documents, pending the execution of any consents and agreements regarding this Agreement and the Purchaser’s assumption of Seller’s rights and obligations under the Loan Documents as required hereunder, to which Seller is a party or by which Seller or the Property might be bound.

          (c)     There are no existing or pending litigation actions, suits, proceedings or claims with respect to any aspect of the Property nor, to Seller’s knowledge, have any such actions, suits, proceedings or claims been threatened or asserted.

          (d)     Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), Sections 1445 and 7701.

          (e)     To Seller’s current, actual knowledge, the Rent Roll and Operating Statements delivered to Purchaser in accordance with Sections 3.3, 4.2(b) and 6.1 are true and correct in all material respects.

          (f) To Seller’s knowledge, GECC has not notified Seller of any default under the Loan Documents, Seller has not defaulted in making any payments due under the Loan Documents, and there are no material defaults under the Loan Documents.

          (g)     Seller has in force a policy or policies of insurance insuring the Property against “all perils,” for the full replacement cost of the Property.

     4.2.     From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall:

          (a)     continue to operate the Property in the ordinary course of Seller’s business, which shall include renting units to qualified residents at Seller’s normal and customary rental rates (provided that “free rent” and similar concessions shall not exceed one month of rent on a 12 or 13 month lease, all of which shall be applied in the first month of the lease or prorated over the term of the lease);

          (b)     provide Purchaser once a month with a current Operating Statement and Rent Roll for the Property;

          (c)     cause any leasing commissions with respect to Tenant Leases entered into prior to Closing to be fully discharged prior to Closing so that Purchaser shall not be obligated for any such commissions from and after the Closing Date;

          (d)     not enter into any written or oral service contract or other agreement with respect to the Property that will not be fully performed by Seller on or before the Closing Date, or that will not be cancellable by Purchaser without liability, penalty or premium upon no greater than thirty (30) days notice, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed;

          (e)     advise Purchaser promptly of any litigation, arbitration, or administrative hearing before any governmental agency concerning or affecting the Property that is instituted or threatened after the date hereof;

          (f)     promptly provide Purchaser with copies of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities or any governmental agency having jurisdiction over the Property;

          (g)     maintain in full force and effect “all perils” property insurance for full replacement cost of the Property;

          (h)     not offer the Property for sale to any other person, not enter into or continue negotiations with any other person concerning the sale of the Property, not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, and not create or permit to exist any lien, encumbrance, or charge against the Property (other than indebtedness that Purchaser has agreed in this Agreement to assume) without promptly discharging the same; and

          (i)     make all payments due under the Loan Documents on or before the due date therefor, comply with all of the other provisions of the Loan Documents, promptly provide Purchaser with copies all notices or other correspondence received from or sent to the Lender by Seller, and not modify or agree to the modification of any of the Loan Documents without Purchaser’s written consent, which shall not be unreasonably withheld or delayed.

     4.3.     Seller shall indemnify Purchaser, its successors and assigns, against, and shall hold Purchaser, its successors and assigns, harmless from, any and all costs, expenses, or actual damages, including reasonable attorneys’ fees, which Purchaser may incur because of any breach of any of the representations, warranties or covenants herein contained, whether prior to or after Closing, subject to Section 9.1 hereof.

     4.4.     Purchaser represents and warrants to Seller as follows (which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date):

          (a)     Purchaser has duly and validly authorized and executed this Agreement, and it has full right, title, power and authority to enter into this Agreement and to carry out all of its terms; and

          (b)     The execution and delivery by Purchaser and consummation of the transaction provided for herein (i) will be pursuant to proper legal authority of

Purchaser’s entity as to the transaction provided for herein, (ii) will not violate the organizational documents of Purchaser, (iii) do not require any approval or consent of any trustee or holders of any of its debt, and (iv) do not contravene any existing governmental requirement applicable to or binding on Purchaser or any of its property.

     4.5.     Purchaser shall indemnify Seller, its successors and assigns, against, and shall hold Seller, its successors and assigns, harmless from, any costs, expenses, or actual damages, including reasonable attorneys’ fees, which Seller may incur because of any breach of the representations and warranties herein contained, whether prior to or after Closing, subject to Section 9.1 hereof.

5.

CONDITIONS

     5.1.     The obligations of Purchaser to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by Closing or as otherwise provided herein, shall entitle Purchaser, at its option, to terminate the Agreement and receive a refund of the Deposit:

          (a)     The transaction contemplated under this Agreement to be effected on the Closing Date shall not be restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transaction or otherwise to attach any of the Property; provided, however, that any such proceeding or action contemplated by this Section 5.1(a) shall not be brought by, through or under Purchaser;

          (b)     Seller has timely complied with its obligations hereunder; and

          (c)     All warranties and representations made by Seller herein are and remain truthful in all material respects.

     5.2.     The obligations of Seller to consummate the transaction contemplated hereby are subject to the following conditions:

          (a)     Purchaser has timely complied with its obligations hereunder; and

          (b)     All warranties and representations made by Purchaser herein are and remain truthful in all material respects.

     5.3.     The obligation of both Seller and Purchaser to consummate the transaction contemplated by this Agreement is also subject to Purchaser obtaining the Approval, and the return of the Deposit and any other funds held by Escrow Agent upon Purchaser’s failure to obtain the Approval within the time periods prescribed by this Agreement shall be governed by the provisions of this Agreement.

6.

CLOSING

     6.1.     Closing shall be held in escrow on the thirtieth (30th) day after the expiration of the Inspection Period (the “Closing Date” or “Closing”), unless otherwise agreed in writing between the parties. Closing shall be held at the offices of the Title Company, or at such other location as may be acceptable to Seller and Purchaser.

       (a)     At Closing, Seller shall deliver to Purchaser the items specified herein and the following documents and Instruments, duly executed and acknowledged:

            (i)     Two originals of a Special Warranty Deed dated as of the Closing Date, conveying the Land and the Improvements to Purchaser subject only to the Permitted Exceptions, in the form of EXHIBIT B attached hereto;

            (ii)   An original Bill of Sale and Blanket Assignment conveying and assigning to Purchaser the property described therein all free and clear of any liens or encumbrances except the Permitted Exceptions, in the form of EXHIBIT C attached hereto;

            (iii)  Original Tenant notice letters, dated the date of Closing, containing Seller’s authorization to the tenants of the Property for payment of rental directly to Purchaser or Purchaser’s managing agent in the form of EXHIBIT D attached hereto;

            (iv)   An original executed proration letter in the form of EXHIBIT E attached hereto;

            (v)     A Rent Roll for the Property, certified by Seller to the best of its knowledge to be true, complete and correct in all material respects as of the Closing Date;

            (vi)   Evidence acceptable to Purchaser and the Title Company, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller;

            (vii)  An executed Certification for Form 1099-S and an executed certificate with respect to Seller’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Internal Revenue Code, and all regulations applicable thereto;

            (viii) All other documents or things reasonably required to be delivered by the Title Company to evidence Seller’s ability to transfer the Property to Purchaser and to cause the Title Company to issue the owner’s title policy to Purchaser subject only to the Permitted Exceptions;

            (ix)   An original Assignment and Assumption Agreement in form acceptable to Seller, Purchaser and Trustee whereby Seller assigns and Purchaser assumes all of Seller’s rights and obligations under the Loan Documents arising on or after the Closing Date, including without limitation, all of Seller’s rights and interests in and to all reserve accounts and all other accounts maintained under the terms of the Loan Documents.

       (b)     On or before Closing, Purchaser shall do the following:

            (i)     Deposit with the Escrow Agent the balance of the Purchase Price set forth in Section 2.1 hereof for disbursement upon consummation of the Closing pursuant to a closing statement to be prepared by the Escrow Agent and agreed upon by Seller and Purchaser;

            (ii)   Provide evidence, acceptable to Seller and the Title Company, authorizing the consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser;

            (iii)  Execute an original of the Bill of Sale and Blanket Assignment in the form of EXHIBIT C attached hereto;

            (iv)   Execute originals of the tenant notice letters in the form of EXHIBIT D attached hereto;

            (v)     Execute an original of the proration letter in the form of EXHIBIT E attached hereto; and

            (vi)   Execute originals of the Assignment and Assumption Agreement identified in subsection (b)(xii) above.

       (c)     At Closing, Seller and Purchaser shall execute and deliver such other instruments and documents as may be necessary in order to complete Closing of the transaction contemplated hereunder, the form and content of which shall be acceptable to Seller and Purchaser.

       (d)     If, prior to Closing, Purchaser is unable to obtain the Approval, Purchaser may deliver a written request to Seller at least five (5) business days prior to the Closing Date, which requests a 30-day extension (the “Extension”) to the Closing for the sole purpose of obtaining such Approval. Within one (1) business day after the delivery of such request to Seller, Purchaser shall deposit an additional amount equal to EIGHTY-ONE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($81,500.00) with Escrow Agent as an additional escrow deposit. If by 5:00 p.m., Dallas, Texas time on the fifteenth (15th) day of the Extension, Purchaser has not obtained the Approval, either party may terminate this Agreement by written notice to the other party and Escrow Agent, and upon receipt of said termination notice, Escrow Agent shall immediately deliver the Deposit and all other funds held in escrow (including the $81,500.00) to

Purchaser. If by 5:00 p.m., Dallas, Texas time on the thirtieth (30th) day of the Extension, Purchaser has not obtained the Approval, either party may terminate this Agreement by written notice to the other party and Escrow Agent, and upon receipt of said termination notice, Escrow Agent shall immediately deliver the Deposit and all other funds held in escrow (including the $81,500.00) to Seller. If this Agreement is not terminated as provided in this Section 6.1(d), the parties shall close the transaction contemplated by this Agreement on the earlier of (i) the fifteenth (15th) day after receipt of the Approval during the Extension period by either Seller or Purchaser, and (ii) the fifteenth (15th) day following the expiration of the Extension.

     6.2.     At Closing, Seller shall provide Purchaser with the originals, to the extent available, of all documents, copies of which were provided or made available to Purchaser pursuant to Section 3.3 hereof, as well as all other tenant records (applications, credit checks, correspondence, etc.) and maintenance records, and shall also provide Purchaser with all keys to the Property. The records to be delivered to Purchaser shall include Seller’s and Seller’s management company’s electronic records containing the information set forth in the Rent Roll. Seller shall cooperate and shall cause its management company to cooperate with Purchaser in downloading the electronic files into Purchaser’s management system. One week prior to Closing, Seller shall “make ready” for occupancy fifty percent (50%) of any apartment units that are vacant on the date that is seven (7) days prior to Closing (as it may be extended pursuant the Extension) in accordance with Seller’s normal and customary practices.

     6.3.     Seller shall pay the cost of the Owner’s Policy of Title Insurance provided for above, except Purchaser shall pay the cost of the “shortages in area” modification and the cost of any endorsements. Purchaser shall pay (i) the cost of updating the Property Survey, (ii) escrow fees, including recordation fees, and (iii) any termination fees or other fees in connection with the assumption of the Loan Documents. All recording fees and expenses payable in connection with the sale contemplated by this Agreement, all transfer taxes, if any, payable in connection with the sale contemplated by this Agreement, and all fees and expenses of the Escrow Agent in connection with its service as escrow agent hereunder shall be shared equally by Purchaser and Seller. Each party shall pay its own attorney’s fees. All other closing costs not specifically addressed in this Agreement shall be paid by the parties in accordance with local Bexar County, Texas custom.

     6.4.     All (i) security and other deposits and (ii) advance or prepaid rentals paid by tenants shall be itemized by Seller and such amount shall be credited to Purchaser at Closing.

7.

PRORATIONS

     7.1.     At Closing and at certain times subsequent to Closing, prorations shall be made in accordance with the proration letter attached hereto as EXHIBIT E.

8.

POSSESSION

     8.1.     Purchaser shall be entitled to full and exclusive possession of the Property at Closing, subject only to the Permitted Exceptions and the rights of tenants in possession pursuant to leases delivered to Purchaser at Closing.

9.

SURVIVAL

     9.1.     All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive Closing hereunder; provided however, that except as otherwise specifically provided in this Agreement, the parties waive their right to sue for any breach of a warranty, representation, covenant, obligation or agreement contained in this Agreement or to pursue any indemnification relating thereto (i) which accrues more than six (6) months following Closing or (ii) as to which written notice has not been given on or before the six (6) month anniversary of Closing.

10.

COMMISSIONS

     10.1.   Seller and Purchaser each warrant and represent to each other that no realtor, broker, finder, or other intermediary has been involved with or employed by such party in connection with the transaction contemplated by this Agreement other than O’Boyle Properties, Inc., whose commission will be paid by Seller, if, but only if, Closing occurs hereunder. Seller and Purchaser agree to indemnify, hold harmless and defend the other from and against claims, loss, liability, cost and expense (including reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any other realtor, broker, finder, or any other intermediary who claims to have been engaged, contracted or utilized by the indemnifying party in connection with the transaction which is the subject matter of this Agreement. This indemnification shall survive Closing or any termination of this Agreement and shall not expire as set forth in Article 9 hereof.

11.

FURTHER INSTRUMENTS

     11.1.   Seller will, whenever reasonably requested by Purchaser, and Purchaser will, whenever reasonably requested by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

12.

TERMINATION AND REMEDIES

     12.1.   If prior to or at Closing Seller defaults hereunder and fails to perform any of the covenants or agreements contained herein which are to be performed by Seller, or if any warranty or representation made by Seller is not true and correct in all material respects, Purchaser may, as its sole remedy, either (i) seek specific performance by Seller, or (ii) terminate this Agreement and receive an immediate refund of the Deposit from Escrow Agent, together with a reimbursement by Seller of Purchaser’s actual expenses incurred during the Inspection Period, not to exceed $15,000. Seller shall have no obligation to reimburse such costs, however, until Seller has received from Purchaser copies of all invoices for expenses incurred or expenditures made during the Inspection Period.

     12.2.   If prior to or at Closing Purchaser defaults hereunder and fails to perform any of the covenants or agreements contained herein which are to be performed by Purchaser, or if any warranty or representations made by Purchaser are not true and correct in all material respects, then Purchaser shall forfeit the Deposit and any other funds held by Escrow Agent, together with any interest earned thereon, to Seller, as Seller’s sole and exclusive remedy, as liquidated damages, due to the inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof.

13.

RISK OF LOSS

     13.1.   Condemnation. If, prior to the Closing, action is initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

     13.2.   Casualty. Except as provided in Sections 3.5 and 18 of this Agreement, and unless such casualty is caused by Purchaser or its agents or representatives, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of $100,000.00 prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair, Purchaser may either at or prior to Closing (a) terminate this Agreement, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing. If the Property, or any part thereof, suffers any damage less than $100,000.00 prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and there shall be no reduction in the Purchase Price.

     13.3.   The provisions of this Article 13 shall control the rights and duties of the parties, in lieu of any contrary provisions of law.

14.

ENTIRE AGREEMENT

     14.1.   This Agreement (including any exhibits and schedules attached hereto) contains the entire agreement between the undersigned parties with respect to the Property. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by Purchaser and Seller. Any waiver of a provision of this Agreement by a party must be in writing. Further, the prevailing party in litigation between the parties shall be entitled to recover, as a part of its judgment, reasonable attorneys’ fees, costs and expenses.

15.

NO ASSUMPTION

     15.1.   Purchaser is not and is not to be deemed to be, a successor of any Seller, it being understood that Purchaser is acquiring only the Property; and it is expressly understood and agreed that, except as may otherwise be expressly agreed to by Purchaser elsewhere in this Agreement and in the documents delivered at Closing and except with respect to the Property, Purchaser has not and does not hereby assume or agree to assume any liability whatsoever of Seller.

16.

NOTICES

     16.1.   Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be deemed to be delivered (a) upon receipt, if delivered by facsimile (with written confirmation received by the sender) or if hand delivered, (b) on the first business day after having been timely delivered to a national overnight air courier service, or (c) three (3) business days after deposit in registered or certified mail, return receipt requested, addressed as follows:

If to Seller:	SM Real Estate Fund VII, Ltd.
5520 LBJ Freeway, Ste. 500
Dallas, Texas 75240
Attention: Richard Hoffmann
Telephone: (972) 404-7121
Facsimile: (972) 404-7154

with a copy to:	Elizabeth E. Bonesio, Esq.
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone: (214) 740-8619
Facsimile: (214) 756-8619

If to Purchaser:	TriVest Residential LLC
14185 Dallas Parkway, Ste. 880
Dallas, Texas 75254
Attention: Ray Sperring
Telephone: (972) 448-5838
Facsimile: (972) 448-5858

with a copy to:	J. Cullen Aderhold, Esq.
McGuire, Craddock & Strother, P.C.
500 N. Akard Street, Suite 3550
Dallas, Texas 75201
Telephone: (214) 954-6888
Facsimile: (214) 954-6868

If to Escrow Agent:	Chicago Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, Texas 75201-3012
Attention: Ted Darby
Telephone: (214) 965-1666
Facsimile: (214) 965-1671

17.

MISCELLANEOUS

     17.1.   This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties. The article headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement.

     17.2.   This Agreement, and the rights and obligations hereunder, may not be assigned by Purchaser without the prior written consent of Seller except to an entity controlled by TriVest Partners LP. A permitted assignment of this Agreement by Purchaser shall not release Purchaser from its obligations hereunder.

     17.3.   Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state in which the Property is located, then in such event said date shall be extended to the next business day which is not a Saturday, Sunday or legal holiday. All references in this Agreement to “the date hereof,” “the date of this Agreement,” or similar references shall be deemed to refer to the later of the two (2) dates on which this Agreement has been signed by Seller and Purchaser, as indicated by their signatures below, which date shall be the date of final execution and agreement by the parties hereto.

     17.4.   If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     17.5.   This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representative, successors and assigns whenever the context so requires or admits.

     17.6.   This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

     17.7.   The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Code and the regulations promulgated thereunder.

     17.8.   The following exhibits have been attached to this Agreement and incorporated herein by reference:

EXHIBIT A	–	Description of Property
EXHIBIT B	–	Form of Special Warranty Deed
EXHIBIT C	–	Bill of Sale and Blanket Assignment
EXHIBIT D	–	Tenant Notice Letter
EXHIBIT E	–	Proration Letter

     17.9.   Purchaser is acquiring only the property of Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller relating to the Property, except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

18.

NO REPRESENTATIONS OR WARRANTIES
BY SELLER; ACCEPTANCE OF PROPERTY

     18.1.   Disclaimer. EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE SPECIAL WARRANTY OF TITLE

AS SET OUT IN THE DEED AND THE BILL OF SALE), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN, OTHER THAN AS SET FORTH IN THIS AGREEMENT; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND THE REPRESENTATIONS SET FORTH IN THIS AGREEMENT AND NOT ON ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION, OTHER THAN AS SET FORTH IN THIS AGREEMENT. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN

IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

     18.2.   Hazardous Materials. “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amend (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

     18.3.   Environmental Requirements. “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned parties have caused this Purchase and Sale Agreement to be executed as of the date first written above.

SELLER:

S/M REAL ESTATE FUND VII, LTD.

S/M 7 APARTMENT INVESTOR, INC., a general partner

By:	/s/ Richard Hoffman

Name:	Richard Hoffman
Title:	President

Date:	Feb., 20, 2004

PURCHASER:

TRIVEST RESIDENTIAL LLC

By:	/s/ Dean Lontos

Name:	Dean Lontos
Title:	Manager

Date:	Feb. 20, 2004

     The undersigned hereby accepts this Purchase and Sale Agreement and agrees to perform the functions of Escrow Agent hereunder. The undersigned further assumes the duties of the “Reporting Person” as described in Section 6045 of the Code and the regulations promulgated thereunder.

ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY
By:	/s/ Kay Starkey
	Name:	Kay Starkey
	Title:	Commercial Escrow Officer

EXHIBIT A

DESCRIPTION OF PROPERTY

Lot 2, Block 1, New City Block 17151, Los Cedros Subdivision, an addition to the City of San Antonio, Bexar County, Texas according to the map or plat thereof, recorded in Volume 9300, Page 233, Deed and Plat Records of Bexar County, Texas.